Exhibit 10.9

South Central Ontario Region 381 King St. W. & Francis St., 2nd Fl. Kitchener, Ontario N2G 1B8 Telephone No.: (519) 570-7322 Fax No.: (519) 579-2610

February 19, 2007

Franklin Covey Canada, Ltd.
60 Struck Crt
Cambridge, ON  N1R 8L2

Attn: Mr. Mark Pallin,

Dear Sir,

We are pleased to offer the Borrower the following credit facilities (the "Facilities"), subject to the following terms and conditions.

BORROWER	(the "Borrower")
LENDER	The Toronto-Dominion Bank (the "Bank"), through its South Central Ontario Region branch, in Kitchener, Ontario.
CREDIT LIMIT	1) CDN $500,000 2) CDN $895,253 as reduced pursuant to the section headed "Repayment and Reduction of Amount of Credit Facility".
TYPE OF CREDIT AND BORROWING OPTIONS
1) Operating Loan available at the Borrower's option by way of:
          Prime Rate Based Loans in CDN$ ("Prime Based Loans")

2) Committed Reducing Term Facility (Single Draw)available at the Borrower's option by way of:
          Fixed Rate Term Loan in CDN$
          Floating Rate Term Loan available by way of:
                    Prime Rate Based Loans in CDN$ ("Prime Based Loans")

PURPOSE	1) Working Capital 2) Real Estate Financing

TENOR	1) Uncommitted 2) Committed

CONTRACTUAL TERM	1) No term 2) March 15, 2009

RATE TERM (FIXED RATE TERM LOAN)	1) No term 2) Fixed rate: 6 month, 1-3 years but never to exceed the Contractual Term Maturity Date Floating rate: No term

AMORTIZATION	2) 15 years to January 2015

INTEREST RATES AND FEES
Advances shall bear interest and fees as follows:

1) Operating Loan:
Prime Based Loans: Prime Rate + 0% per annum
2) Committed Reducing Term Facility:
Fixed Rate Term Loans: As determined by the Bank, in its sole discretion, for the Rate Term selected bythe Borrower, and as set out in the Rate and Payment Terms Notice applicable to that Fixed Rate Term Loan.
            Floating Rate Term Loans available by way of:
            Prime Based Loans: Prime Rate + 0% per annum

For all Facilities, interest payments will be made in accordance with Schedule "A" attached hereto unless otherwise stated in this Letter or in the Rate and Payment Terms Notice applicable for a particular drawdown. Information on interest rate and fee definitions, interest rate calculations and payment is set out in the Schedule "A" attached hereto.

DRAWDOWN	1) On a revolving basis. 2) Fully drawn. Amounts repaid may not be redrawn.

BUSINESS CREDIT SERVICE
The Borrower will have access to the Operating Loan (Facility 1) via Loan Account Number 9327791-2752 (the "Loan Account") up to the Credit Limit of the Operating Loan by withdrawing funds from the Borrower's Current Account Number 327791-2752 (the "Current Account"). The Borrower agrees that each advance from the Loan Account will be in an amount equal to $10,000 (the "Transfer Amount") or a multiple thereof. If the Transfer Amount is NIL, the Borrower agrees that an advance from the Borrower's Loan Account may be in an amount sufficient to cover the debits made to the Current Account.

The Borrower agrees that:
a) all other overdraft privileges which have governed the Borrower's Current Account are hereby cancelled.
b) all outstanding overdraft amounts under any such other agreements are now included in indebtedness under this Agreement.

The Bank may, but is not required to, automatically advance the Transfer Amount or a multiple thereof or any other amount from the Loan Account to the Current Account in order to cover the debits made to the Current Account if the amount in the Current Account is insufficient to cover the debits. The Bank may, but is not required to, automatically and without notice apply the funds in the Current Account in amounts equal to the Transfer Amount or any multiple thereof or any other amount to repay the outstanding amount in the Loan Account.

REPAYMENT AND REDUCTION OF AMOUNT OF CREDIT FACILITY
1) On demand. If the Bank demands repayment, the Borrower will pay to the Bank all amounts outstanding under the Operating Loan.
2) All amounts outstanding will be repaid on or before the Contractual Term Maturity Date. The drawdown will be repaid in equal monthly payments. The details of repayment and interest rate applicable to such drawdown will be set out in the" Rate and Payment Terms Notice" applicable to that drawdown. Any amounts repaid may not be reborrowed.

SECURITY
The following security shall be provided, shall, unless otherwise indicated, support all present and future indebtedness and liability of the Borrower and the grantor of the security to the Bank including without limitation indebtedness and liability under guarantees, foreign exchange contracts, cash management products, and derivative contracts, shall be registered in first position, and shall be on the Bank's standard form, supported by resolutions and solicitor's opinion, all acceptable to the Bank:

a) General Security Agreement ("GSA") representing a first charge on all the Borrower’s assets and undertakings with SLO and Resolution
b) General Assignment of Fire Insurance.
c) Continuing Collateral Mortgage, representing a first charge, on real property located at 60 Struck Court, Cambridge, Ontario, in the principal amount of $1,500,000, beneficially owned by and registered in the name of Franklin Covey Canada, Ltd.
d) Guarantee of Advances from Franklin Covey Co.
         Limited $1,500,000

All persons and entities required to provide a guarantee shall be referred to herein individually as a "Surety" and/or "Guarantor" and collectively as the "Guarantors".

All of the above security and guarantees shall be referred to collectively in this Agreement as "Bank Security".

DISBURSEMENT CONDITIONS
The obligation of the Bank to permit any drawdown hereunder is subject to the Standard Disbursement Conditions contained in Schedule "A" and the following additional drawdown conditions:

a) Borrower Questionnaire and Site Visit to be completed satisfactory to the Bank.
b) Accountant Prepared Financial statements for the year ended Aug 31, 2006 are to be provided to the bank with no material change from management prepared statements.
c) Management prepared interim financial statements for the most recent period ended are to be provided to the bank.
d) Borrower to commit to transferring all day-to-day banking to TDBFG.

REPRESENTATIONS AND WARRANTIES
All representations and warranties shall be deemed to be continually repeated so long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect. The Borrower makes the Standard Representations and Warranties set out in Schedule "A".

POSITIVE COVENANTS
So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will and will ensure that its subsidiaries and each of the Guarantors will observe the Standard Positive Covenants set out in Schedule "A" and in addition will:

a) provide to the Bank annually, Audited year end financial statements for Franklin Covey Co. within 120 days of each fiscal year end,
b) provide to the Bank annually, Accountant Prepared Notice to Reader Financial Statements for Franklin Covey Canada, Ltd. , within 120 days of each fiscal year end,
c) obtain prior approval from the Bank and it's solicitor, for any lease or easement that would restrict use of the property. Approval not to be unreasonably withheld.

NEGATIVE COVENANTS
So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will and will ensure that its subsidiaries and each of the Guarantors will observe the Standard Negative Covenants set out in Schedule "A". In addition the Borrower will not and will ensure that its subsidiaries and each of the Guarantors will not:

a) allow the subject property herein to be further encumbered.

REPORTING
The Borrower acknowledges that the financial reporting obligations contained herein, including the submission of the financial statements to the Bank on a timely basis, constitute a material condition precedent to the Bank providing the credit facilities contemplated herein. Should the Borrower fail to fulfill such obligations within the delays set forth herein and such default is not remedied within 10 days from the date of the Bank's written notice to the Borrower setting forth the nature of the default, then the Borrower shall be deemed to have committed an "Event of Default" as hereinafter defined.

Notwithstanding the foregoing, and without prejudice to and under strict reserve thereof, of any rights and recourses the Bank may have in the circumstances, the Bank shall nevertheless have the right to engage, at the Borrower's expense, an independent auditor to examine the Borrower's books, records and physical assets, and perform such tests and analysis and such other verifications as the Bank may, in its sole discretion, determine necessary to assess its loan risk and realizable value of the Security.

PERMITTED LIENS
Permitted Liens as referred to in Schedule "A" are:

Purchase Money Security Interests in equipment which Purchase Money Security Interest exists on the date of this Agreement ("Existing PMSIs") which are known to the Bank and all future Purchase Money Security Interests on equipment acquired to replace the equipment under Existing PMSIs, provided that the cost of such replacement equipment may not exceed the cost of the equipment subject to the Existing Lien by more than 10%.

FINANCIAL COVENANTS
The Borrower agrees at all times to:

a) maintain a Debt Service Coverage ratio, of not less than 1.25:1. Tested Annually.

The Debt Service Coverage ratio to be calculated as follows:

EBITDA - Any Capital Cash Outflows to related company (Dividends, Shareholder loans, etc.) - Capital Expenditures
Principal + Interest

EBITDA is defined as Earnings Before Interest, Income Taxes, Depreciation, and Amortization.

EVENTS OF DEFAULT
The Bank may accelerate the payment of principal and interest under any committed credit facility hereunder and cancel any undrawn portion of any committed credit facility hereunder, at any time after the occurrence of any one of the Standard Events of Default contained in Schedule "A" attached hereto.

ANCILLARY FACILITIES	As at the date of this Agreement, the following uncommitted ancillary products are made available. These products may be subject to other agreements.

1) TD Visa Business cards.
2) Spot Foreign Exchange Facility which allows the Borrower to enter into US$1,000,000 for settlement on a spot basis.
3) Certain treasury products, such as forward foreign exchange transactions.

The Borrower agrees that treasury products will be used to hedge its risk and will not be used for speculative purposes.

The paragraph headed "FX CLOSE OUT" as set out in Schedule "A" shall apply to FX Transactions.

AVAILABILITY OF OPERATING LOAN
The Operating Loan is uncommitted, made available at the Bank's discretion, and is not automatically available upon satisfaction of the terms and conditions, conditions precedent, or financial tests set out herein.

The occurrence of an Event of Default is not a precondition to the Bank's right to accelerate repayment and cancel the availability of the Operating Loan.

SCHEDULE "A" - STANDARD TERMS AND CONDITIONS
Schedule "A" sets out the Standard Terms and Conditions ("Standard Terms and Conditions") which apply to these credit facilities. The Standard Terms and Conditions, including the defined terms set out therein, form part of this Agreement, unless this letter states specifically that one or more of the Standard Terms and Conditions do not apply or are modified.

We trust you will find these facilities helpful in meeting your ongoing financing requirements. We ask that if you wish to accept this offer of financing (which includes the Standard Terms and Conditions), please do so by signing and returning the attached duplicate copy of this letter to the undersigned. This offer will expire if not accepted in writing and received by the Bank on or before February 26, 2007.

Yours truly,

THE TORONTO-DOMINION BANK

John W. Edwards Relationship Manager	Robert Lewis Manager Commercial Credit

TO THE TORONTO-DOMINION BANK:

 hereby accepts the foregoing offer this             day of                           , 2007.

Signature	Signature
Print Name & Position	Print Name & Position

cc. Guarantor(s)

The Bank is providing the guarantor(s) with a copy of this letter as a courtesy only. The delivery of a copy of this letter does not create any obligation of the Bank to provide the guarantor(s) with notice of any changes to the credit facilities, including without limitation, changes to the terms and conditions, increases or decreases in the amount of the credit facilities, the establishment of new credit facilities or otherwise. The Bank may, or may not, at its option, provide the guarantor(s) with such information, provided that the Bank will provide such information upon the written request of the guarantor.

SCHEDULE A
STANDARD TERMS AND CONDITIONS

1.INTEREST RATE DEFINITIONS

Prime Rate means the rate of interest per annum (based on a 365/366 day year) established and reported by the Bank to the Bank of Canada from time to time as the reference rate of interest for determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness in Canada for Canadian dollar loans made by it in Canada.

The Stamping Fee rate per annum for CDN$ B/As is based on a 365/366 day year and the Stamping Fee is calculated on the Face Amount of each B/A presented to the Bank for acceptance.  The Stamping Fee rate per annum for US$ B/As is based on a 360 day year and the Stamping Fee is calculated on the Face Amount of each B/A presented to the Bank for acceptance.

LIBOR means the rate of interest per annum (based on a 360 day year) as determined by the Bank (rounded upwards, if necessary to the nearest whole multiple of 1/16th of 1%) at which the Bank may make available United States dollars which are obtained by the Bank in the Interbank Euro Currency Market, London, England at approximately 11:00 a.m. (Toronto time) on the second Business Day before the first day of, and in an amount similar to, and for the period similar to the interest period of, such advance.

USBR means the rate of interest per annum (based on a 365/366 day year) established by the Bank from time to time as the reference rate of interest for the determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness for US dollar loans made by it in Canada.

Any interest rate based on a period less than a year expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such determined rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the period upon which it was based.

2. INTEREST CALCULATION AND PAYMENT

Interest on Prime Based Loans and USBR Loans is calculated daily and payable monthly in arrears based on the number of days  the subject loan is outstanding unless otherwise provided in the Rate and Payment Terms Notice.

The Stamping Fee is calculated based on the amount and the term of the B/A and payable upon acceptance by the Bank of the B/A. The net proceeds received by the Borrower on a B/A advance will be equal to the Face Amount of the B/A discounted at the Bank's then prevailing B/A discount rate for CDN$ B/As or US$ B/As as the case may be, for the specified term of the B/A less the B/A Stamping Fee.

Interest on LIBOR Loans is calculated and payable on the earlier of contract maturity or quarterly in arrears, for the number of days in the LIBOR interest period.

L/C and L/G fees are payable at the time set out in the Letter of Credit Indemnity Agreement applicable to the issued L/C or L/G.

Interest on Fixed Rate Term Loans is compounded monthly and payable monthly in arrears unless otherwise provided in the Rate and Payment Terms Notice.

Interest is payable both before and after maturity or demand, default and judgment.

Each payment under this Agreement shall be applied first in payment of costs and expenses, then interest and fees and the balance, if any, shall be applied in reduction of principal.

For loans not secured by real property, all overdue amounts of principal and interest and all amounts outstanding in excess of the Credit Limit shall bear interest from the date on which the same became due or from when the excess was incurred, as the case may be, until the date of payment or until the date the excess is repaid at 21% per annum, or such lower interest rate if the Bank agrees to a lower interest rate in writing.  Nothing in this clause shall be deemed to authorize the Borrower to incur loans in excess of the Credit Limit.

3. DRAWDOWN PROVISIONS

Prime Based and USBR Loans
There is no minimum amount of drawdown by way of Prime Based Loans and USBR Loans, except as stated in the section of the Agreement titled "Business Credit Services Agreement", if that section of the Agreement has not been deleted. The Borrower shall provide the Bank with 3 Business Days' notice of a requested Prime Based Loan or USBR Loan over $1,000,000.

B/As
The Borrower shall advise the Bank of the requested term or maturity date for B/As issued hereunder.  The Bank shall have the discretion to restrict the term or maturity dates of B/As. In no event shall the term of the B/A exceed the Contractual Term Maturity Date. The minimum amount of a drawdown by way of B/As is $1,000,000 and in multiples of $100,000 thereafter. The Borrower shall provide the Bank with 3 Business Days' notice of a requested B/A drawdown.

The Borrower shall pay to the Bank the full amount of the B/A  at the maturity date of the B/A.

The Borrower appoints the Bank as its attorney to and authorizes the Bank to (i) complete, sign, endorse, negotiate and deliver B/As on behalf of the Borrower in handwritten form, or by facsimile or mechanical signature or otherwise, (ii) accept such B/As, and (iii) purchase, discount, and/or negotiate B/As.

LIBOR
The Borrower shall advise the Bank of the requested LIBOR contract maturity period.  The Bank shall have the discretion to restrict the LIBOR contract maturity.  In no event shall the term of the LIBOR contract exceed the Contractual Term Maturity Date.  The minimum amount of a drawdown by way of a LIBOR Loan is $1,000,000, and shall be in multiples of $100,000 thereafter. The Borrower will provide the Bank with 3 Business Days' notice of a requested LIBOR Loan.

L/C and/or L/G
The Bank shall have the discretion to restrict the maturity date of L/Gs or L/Cs.

B/A - Prime Conversion
The Borrower will provide the Bank with at least 3 Business Days' notice of its intention either to convert a B/A to a Prime Based Loan or vice versa, failing which, the Bank may decline to accept such additional B/As or may charge interest on the amount of Prime Based Loans resulting from maturity of B/As at the rate of 115% of the rate applicable to Prime Based Loans for the 3 Business Day period immediately following such maturity.  Thereafter, the rate shall revert to the rate applicable to Prime Based Loans.

Notice
Prior to each drawdown and at least 10 days prior to each Rate Term Maturity, the Borrower will advise the Bank of its selection of drawdown options from  those made available by the Bank.  The Bank will, after each drawdown, other than drawdowns by way of BA, LIBOR Loan or under the operating loan, send a Rate and Payment Terms Notice to the Borrower.

4. PREPAYMENT

(a)     10% Prepayment Option Chosen.  If the Borrower has elected a 10% Prepayment Option for a Facility the following shall apply to all Fixed Rate Loans made under that Facility.  Each calendar year, ("Year"), the Borrower may prepay in one lump sum, once each Year, an amount outstanding under a Fixed Rate Term Loan not exceeding 10% of the original amount of the Fixed Rate Term Loan being prepaid, upon payment of all interest accrued to the date of prepayment ("Prepayment Date") without paying any prepayment charge, provided that an Event of Default has not occurred.  This privilege is not cumulative from Year to Year.

(b)     10% Prepayment Option Not Chosen or Borrower Prepaying More than 10%.  During each Year, the Borrower may, provided that an Event of Default has not occurred:

if it has not chosen the 10% Prepayment Option, prepay all or any part of the principal then outstanding under Fixed Rate Term Loans, or, if it has chosen the 10% Prepayment Option, prepay more than 10% of the original amount of the Fixed Rate Term Loan being prepaid, in any Year,

in either case, upon payment of all interest accrued to the Prepayment Date and prepayment charges equal to the greater of:

(a)     three months' interest on the amount of the prepayment (and in the case where the Borrower has chosen the 10% Prepayment Option, the amount of prepayment is the amount of prepayment exceeding the 10% limit) using the interest rate applicable to the Fixed Rate Term Loan being prepaid; and

(b)     the Interest Rate Differential, being the amount by which:

the total amount of interest on the amount of the prepayment using the interest rate applicable to the Fixed Rate Term Loan being prepaid calculated for the period of time equal to the Remaining Term, exceeds the total amount of interest on the amount being prepaid using the interest rate applicable to a fixed rate term loan that the Bank would make to a borrower for a comparable facility on the Prepayment Date, calculated for the period of time from the Prepayment Date until the Rate Term Maturity Date for the Fixed Rate Term Loan being prepaid ("Remaining Term").

5. STANDARD DISBURSEMENT CONDITIONS

The obligation of the Bank to permit any drawdowns hereunder at any time is subject to the following conditions precedent:
a)         The Bank shall have received the following documents which shall be in form and substance satisfactory to the Bank:
            i)          A copy of a duly executed resolution of the Board of Directors of the Borrower empowering the Borrower to enter into this Agreement;
            ii)          A copy of any necessary government approvals authorizing the Borrower to enter into this Agreement;
            iii)         All of the Bank Security and supporting resolutions and solicitors' letter of opinion required hereunder;
            iv)         The Borrower's compliance certificate certifying compliance with all terms and conditions hereunder;
            v)         all operation of account documentation; and
            vi)         For drawdowns under the Facility by way of L/C or L/G, the Bank’s standard form Letter of Credit Indemnity Agreement
b)         The representations and warranties contained in this Agreement are correct.
c)         No event has occurred and is continuing which constitutes an Event of Default or would constitute an Event of Default, but for the requirement that notice be given or time elapse or both.
d)         The Bank has received the arrangement fee payable hereunder (if any) and the Borrower has paid all legal and other expenses incurred by the Bank in connection with the Agreement or the Bank Security.

6.  STANDARD REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants, which  representations and warranties shall be deemed to be continually repeated so long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, that:
a)         The Borrower is a duly incorporated corporation, a limited partnership, partnership, or sole proprietorship, duly organized, validly existing and in good standing under the laws of the jurisdiction where the Branch/Centre is located and each other jurisdiction where the Borrower has property or assets or carries on business and the Borrower has adequate corporate power and authority to carry on its business, own property, borrow monies and enter into agreements therefore, execute and deliver the Agreement, the Bank Security, and documents required hereunder, and observe and perform the terms and provisions of this Agreement.
b)         There are no laws, statutes or regulations applicable to or binding upon the Borrower and no provisions in its charter documents or in any by-laws, resolutions, contracts, agreements, or arrangements which would be contravened, breached, violated as a result of the execution, delivery, performance, observance, of any terms of this Agreement.
c)         No Event of Default has occurred nor has any event occurred which, with the passage of time or the giving of notice, would constitute an Event of Default under this Agreement or which would constitute a default under any other agreement.
d)         There are no actions, suits or proceedings, including appeals or applications for review, or any knowledge of pending actions, suits, or proceedings against the Borrower and its subsidiaries, before any court or administrative agency which would result in any material adverse change in the property, assets, financial condition, business or operations of the Borrower.
e)         All material authorizations, approvals, consents, licenses, exemptions, filings, registrations and other requirements of governmental, judicial and public bodies and authorities required to carry on its business have been or will be obtained or effected and are or will be in full force and effect.
f)          The financial statements and forecasts delivered to the Bank fairly present the present financial position of the Borrower, and have been prepared by the Borrower and its auditors in accordance with Canadian  Generally Accepted Accounting Principles consistently applied.
g)         All of the remittances required to be made by the Borrower to the federal government and all provincial and municipal governments have been made, are currently up to date and there are no outstanding arrears.  Without limiting the foregoing, all employee source deductions (including income taxes, Employment Insurance and Canada Pension Plan), sales taxes (both provincial and federal), corporate income taxes, corporate capital taxes, payroll taxes and Workers' Compensation dues are currently paid and up to date.

7. STANDARD POSITIVE COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will, and will ensure that its subsidiaries and each of the Guarantors will:
a)         Pay all amounts of principal, interest and fees on the dates, times and place specified herein, under the Rate and Payment Terms Notice, and under any other agreement between the Bank and the Borrower.
b)         Advise the Bank of any change in the amount and the terms of any credit arrangement made with other lenders or any action taken by another lender to recover amounts outstanding with such other lender.
c)         Advise promptly after the happening of any event which will result in a material adverse change in the financial condition, business, operations, or prospects of the Borrower or the occurrence of any Event of Default or default under this Agreement or under any other agreement for borrowed money.
d)         Do all things necessary to maintain in good standing its corporate existence and preserve and keep all material agreements, rights, franchises, licenses, operations, contracts or other arrangements in full force and effect.
e)         Take all necessary actions to ensure that the Bank Security and its obligations hereunder will rank ahead of all other indebtedness of and all other security granted by the Borrower.
f)          Pay all taxes, assessments and government charges unless such taxes, assessments, or charges are being contested in good faith and appropriate reserves shall be made with funds set aside in a separate trust fund.
g)         Provide the Bank with information and financial data as it may request from time to time.
h)         Maintain property, plant and equipment in good repair and working condition.
i)          Inform the Bank of any actual or probable litigation and furnish the Bank with copies of details of any litigation or other proceedings, which might affect the financial condition, business, operations, or prospects of the Borrower.
j)          Provide such additional security and documentation as may be required from time to time by the Bank or its solicitors.
k)          Continue to carry on the business currently being carried on by the Borrower its subsidiaries and each of the Guarantors at the date hereof.
l)          Maintain adequate insurance on all of its assets, undertakings, and business risks.
m)        Permit the Bank or its authorized representatives full and reasonable access to its premises, business, financial and computer records and allow the duplication or extraction of pertinent information therefrom and
n)         Comply with all applicable laws.

8. STANDARD NEGATIVE COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will not and will ensure that its subsidiaries and each of the Guarantors will not:

a)         Create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, assignment, charge, or encumbrance (including without limitation, any conditional sale, or other title retention agreement, or finance lease) of any nature, upon or with respect to any of its assets or undertakings, now owned or hereafter acquired, except for those Permitted Liens, if any, set out in the Letter.
b)         Create, incur, assume or suffer to exist any other indebtedness for borrowed money (except for indebtedness resulting from Permitted Liens, if any) or guarantee or act as surety or agree to indemnify the debts of any other Person.
c)         Merge or consolidate with any other Person, or acquire all or substantially all of the shares, assets or business of any other Person.
d)         Sell, lease, assign, transfer, convey or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of subsidiaries, receivables and leasehold interests), except for inventory disposed of in the ordinary course of business.
e)         Terminate or enter into a surrender of any lease of any property mortgaged under the Bank Security.
f)          Cease to carry on the business currently being carried on by each of the Borrower, its subsidiaries, and the Guarantors at the date hereof.
g)         Permit any change of ownership or change in the capital structure of the Borrower.

9. ENVIRONMENTAL

The Borrower represents and warrants (which representation and warranty shall continue throughout the term of this Agreement) that the business of the Borrower, its subsidiaries and each of the Guarantors is being operated in compliance with applicable laws and regulations respecting the discharge, omission, spill or disposal of any hazardous materials and that any and all enforcement actions in respect thereto have been clearly conveyed to the Bank.

The Borrower shall, at the request of the Bank from time to time, and at the Borrower's expense, obtain and provide to the Bank an environmental audit or inspection report of the property from auditors or inspectors acceptable to the Bank.

The Borrower hereby indemnifies the Bank, its officers, directors, employees, agents and shareholders, and agrees to hold each of them harmless from all loss, claims, damages and expenses (including legal and audit expenses) which may be suffered or incurred in connection with the indebtedness under this Agreement or in connection with the Bank Security.

10. STANDARD EVENTS OF DEFAULT

The Bank may accelerate the payment of principal and interest under any committed credit facility hereunder and cancel any undrawn portion of any committed credit facility hereunder, at any time after the occurrence of any one of the following Events of Default:
a)         Non-payment of principal outstanding under this Agreement when due or non-payment of interest or fees outstanding under this Agreement within 3 Business Days of when due.
b)         If any representation, warranty or statement made hereunder or made in connection with the execution and delivery of this Agreement or the Bank Security is false or misleading at any time.
c)         If there is a breach or non-performance or non-observance of any term or condition of this Agreement or the Bank Security and, if such default is capable to being remedied, the default continues unremedied for 5 Business Days after the occurrence.
d)         If the Borrower, any one of its subsidiaries, or, if any of the Guarantors makes a general assignment for the benefit of creditors, files or presents a petition, makes a proposal or commits any act of bankruptcy, or if any action is taken for the winding up, liquidation or the appointment of a liquidator, trustee in bankruptcy, custodian, curator, sequestrator, receiver or any other officer with similar powers or if a judgment or order shall be entered by any court approving a petition for reorganization, arrangement or composition of or in respect of the Borrower, any of its subsidiaries, or any of the Guarantors or if the Borrower, any of its subsidiaries, or any of the Guarantors is insolvent or declared bankrupt.
e)         If there exists a voluntary or involuntary suspension of business of the Borrower, any of its subsidiaries, or any of the Guarantors.
f)          If action is taken by an encumbrancer against the Borrower,  any of its subsidiaries, or any of the Guarantors to take possession of property or enforce proceedings against any assets.
g)         If any final judgment for the payment of monies is made against the Borrower, any of its subsidiaries, or any of the Guarantors and it is not discharged within 30 days from the imposition of such judgment.
h)         If there exists an event, the effect of which with lapse of time or the giving of notice, will constitute an event of default or a default under any other agreement for borrowed money in excess the Cross Default Threshold entered into by the Borrower, any of its subsidiaries, or any of the Guarantors.
i)          If the Bank Security is not enforceable or if any party to the Bank Security shall dispute or deny any liability or any of its obligations under the Bank Security.
j)          If, in the Bank's determination, a material adverse change occurs in the financial condition, business operations or prospects of the Borrower, any of the Borrower's subsidiaries, or any of the Guarantors.

11. ACCELERATION

If the Bank accelerates the payment of principal and interest hereunder, the Borrower shall immediately pay to the Bank all amounts outstanding hereunder, including without limitation, the amount of unmatured B/As and LIBOR Loans and the amount of all drawn and undrawn  L/Gs and  L/Cs.  All cost to the Bank of unwinding LIBOR Loans and all loss suffered by the Bank in re-employing amounts repaid will be paid by the Borrower.

The Bank may demand the payment of principal and interest under the Operating Loan (and any other uncommitted facility) hereunder and cancel any undrawn portion of the Operating Loan (and any other uncommitted facility) hereunder, at any time whether or not an Event of Default has occurred.

12. CURRENCY INDEMNITY

US$ loans must be repaid with US$ and CDN$ loans must be repaid with CDN$ and the Borrower shall indemnify the Bank for any loss suffered by the Bank if US$ loans are repaid with CDN$ or vice versa, whether such payment is made pursuant to an order of a court or otherwise.

13. TAXATION ON PAYMENTS

All payments made by the Borrower to the Bank will be made free and clear of all present and future taxes (excluding the Bank's income taxes), withholdings or deductions of whatever nature.  If these taxes, withholdings or deductions are required by applicable law and are made, the Borrower, shall, as a separate and independent obligation, pay to the Bank all additional amounts as shall fully indemnify the Bank from any such taxes, withholdings or deductions.

14. REPRESENTATION

No representation or warranty or other statement made by the Bank concerning any of the credit facilities shall be binding on the Bank unless made by it in writing as a specific amendment to this Agreement.

15. ADDED COST

If the introduction of or any change in any present or future law, regulation, treaty, official or unofficial directive, or regulatory requirement, (whether or not having the force of law) or in the interpretation or application thereof, relates to:
i)          the imposition or exemption of taxation of payments due to the Bank or on reserves or deemed reserves in respect of the undrawn portion of any Facility or loan made available hereunder; or,
ii)          any reserve, special deposit, regulatory or similar requirement against assets, deposits, or loans or other acquisition of funds for loans by the Bank; or,
iii)         the amount of capital required or expected to be maintained by the Bank as a result of the existence of the advances or the commitment made hereunder;

and the result of such occurrence is, in the sole determination of the Bank, to increase the cost of the Bank or to reduce the income received or receivable by the Bank hereunder, the Borrower shall, on demand by the Bank, pay to the Bank that amount which the Bank estimates will compensate it for such additional cost or reduction in income and the Bank's estimate shall be conclusive, absent manifest error.

16. EXPENSES

The Borrower shall pay, within 5 Business Days following notification, all fees and expenses (including but not limited to all legal fees) incurred by the Bank in connection with the preparation, registration and ongoing administration of this Agreement and the Bank Security and with the enforcement of the Bank's rights and remedies under this Agreement and the Bank Security whether or not any amounts are advanced under the Agreement. These  fees and expenses shall include, but not be limited, to all outside counsel fees and expenses and all in-house legal fees and expenses, if in-house counsel are used, and all outside professional advisory fees and expenses. The Borrower shall pay interest on unpaid amounts due pursuant to this paragraph at the All-In Rate plus 2% per annum.

17. NON WAIVER

Any failure by the Bank to object to or take action with respect to a breach of this Agreement or any Bank Security or upon the occurrence of an Event of Default shall not constitute a waiver of the Bank's right to take action at a later date on that breach. No course of conduct by the Bank will give rise to any reasonable expectation which is in any way inconsistent with the terms and conditions of this Agreement and the Bank Security or the Bank's rights thereunder.

18. EVIDENCE OF INDEBTEDNESS

The Bank shall record on its records the amount of all loans made hereunder, payments made in respect thereto, and all other amounts becoming due to the Bank under this Agreement.  The Bank's records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement.

The Borrower will sign the Bank’s standard form Letter of Credit Indemnity Agreement for all L/Cs and  L/Gs issued by the Bank.

With respect to chattel mortgages taken as Bank Security, this Agreement is the Promissory Note referred to in same chattel mortgage, and the indebtedness incurred hereunder is the true indebtedness secured by the chattel mortgage.

19. ENTIRE AGREEMENTS

This Agreement replaces any previous letter agreements dealing specifically with terms and conditions of the credit facilities described in the Letter. Agreements relating to other credit facilities made available by the Bank continue to apply for those other credit facilities.  This Agreement, and if applicable, the Letter of Credit Indemnity Agreement, are the entire agreements relating to the Facilities described in this Agreement.

20. ASSIGNMENT

The Bank may assign or grant participation in all or part of this Agreement or in any loan made hereunder without notice to and without the Borrower's consent.

The Borrower may not assign or transfer all or any part of its rights or obligations under this Agreement.

21. RELEASE OF INFORMATION

The Borrower hereby irrevocably authorizes and directs the Borrower's accountant, (the "Accountant") to deliver all financial statements and other financial information concerning the Borrower to the Bank and agrees that the Bank and the Accountant may communicate directly with each other.

22.  FX CLOSE OUT

The Borrower hereby acknowledges and agrees that in the event any of the following occur: (i) Default by the Borrower under any forward foreign exchange contract ("FX Contract"); (ii) Default by the Borrower in payment of monies owing by it to anyone, including the Bank; (iii) Default in the performance of any other obligation of the Borrower under any agreement to which it is subject; or (iv) the Borrower is adjudged to be or voluntarily becomes bankrupt or insolvent or admits in writing to its inability to pay its debts as they come due or has a receiver appointed over its assets, the Bank shall be entitled without advance notice to the Borrower to close out and terminate all of the outstanding FX Contracts entered into hereunder, using normal commercial practices employed by the Bank, to determine the gain or loss for each terminated FX contract.  The Bank shall then be entitled to calculate a net termination value for all of the terminated FX Contracts which shall be the net sum of all the losses and gains arising from the termination of the FX Contracts which net sum shall be the "Close Out Value" of the terminated FX Contracts.  The Borrower acknowledges that it shall be required to forthwith pay any positive Close Out Value owing to the Bank and the Bank shall be required to pay ant negative Close Out Value owing to the Borrower, subject to any rights of set-off to which the Bank is entitled or subject.

23. SET-OFF

In addition to and not in limitation of any rights now or hereafter granted under applicable law, the Bank may at any time and from time to time without notice to the Borrower or any other Person, any notice being expressly waived by the Borrower, set-off and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, in any currency, and any other indebtedness or amount payable by the Bank (irrespective of the place of payment or booking office of the obligation), to or for the credit of or for the Borrower's account, including without limitation, any amount owed by the Bank to the Borrower under any FX Contract or other treasury or derivative product, against and on account of the indebtedness and liability under this Agreement notwithstanding that any of them are contingent or unmatured or in a different currency than the indebtedness and liability under this Agreement.

When applying a deposit or other obligation in a different currency than the indebtedness and liability under this Agreement to the indebtedness and liability under this Agreement, the Bank will convert the deposit or other obligation to the currency of the indebtedness and liability under this Agreement using the Bank's noon spot rate of exchange for the conversion of such currency.

24.  USE OF INFORMATION

The word "Information" means the Borrower's business and credit information and the Guarantor's personal, business and credit information.  It includes information provided to the Bank by the Borrower and Guarantors, including through the products and services the Borrower and Guarantor(s) uses, and information obtained from others.

The Borrower and the Guarantor agree to the use of its Information as follows:
Use of Information - The Bank may use Information to establish and serve the Borrower as its customer, determine whether any products or services of the TD Bank Financial Group are suitable for the Borrower and offer them to the Borrower, or when required or permitted by law. The Bank may share Information within the TD Bank Financial Group where permitted by law;
Collection and Use of Credit Information - THE BANK MAY OBTAIN INFORMATION FROM PARTIES OUTSIDE THE TD BANK FINANCIAL GROUP, INCLUDING THROUGH A CREDIT CHECK, AND VERIFY INFORMATION WITH THEM.  THE BORROWER AND THE GUARANTOR AUTHORIZE THOSE PARTIES TO GIVE THE BANK INFORMATION.  The Bank may disclose Information to other lenders and credit bureaus.

The Borrower and the Guarantor may obtain the Bank’s Privacy Code - "Protecting Your Privacy" or review its options for refusing or withdrawing this consent, including its option not to be contacted about offers of products or services, by contacting the Branch or calling the Bank at 1-800-9TD BANK.

25. MISCELLANEOUS

i)          The Borrower has received a signed copy of this Agreement;
ii)          If more than one Person, firm or corporation signs this Agreement as the Borrower, each party is jointly and severally liable hereunder, and the Bank may require payment of all amounts payable under this Agreement from any one of them, or a portion from each, but the Bank is released from any of its obligations by performing that obligation to any one of them;
iii)         Accounting terms will (to the extent not defined in this Agreement) be interpreted in accordance with accounting principles established from time to time by the Canadian Institute of Chartered Accountants (or any successor) consistently applied, and all financial statements and information provided to the Bank will be prepared in accordance with those principles;
iv)         This Agreement is governed by the law of the Province or Territory where the Branch/Centre is located.
v)         Unless stated otherwise, all amounts referred to herein are in Canadian dollars

26. DEFINITIONS

Capitalized Terms used in this Agreement shall have the following meanings:
"All-In Rate" means the greater of the Interest Rate that the Borrower pays for Prime Based Loans (which for greater certainty includes the percent per annum added to the Prime Rate) or the highest fixed rate paid for Fixed Rate Term Loans.
"Agreement" means the agreement between the Bank and the Borrower set out in the Letter and this Schedule "A" - Standard Terms and Conditions.
"Business Day" means any day (other than a Saturday or Sunday) that the Branch/Centre is open for business.
"Branch/Centre" means The Toronto-Dominion Bank branch or banking centre noted on the first page of the Letter, or such other branch or centre as may from time to time be designated by the Bank.
"Contractual Term Maturity Date" means the date set out in the Letter under the heading "Contractual Term".
"Face Amount" means, in respect of:
(i)         a B/A, the amount payable to the holder thereof on its maturity;
(ii)         A L/C or L/G, the maximum amount payable to the beneficiary specified therein or any other Person to whom payments may be required to be made pursuant to such L/C or L/G.
"Fixed Rate Term Loan" means any drawdown in Canadian dollars under a Credit Facility at an interest rate which is fixed for a Rate Term at such rate as is determined by the Bank as its sole discretion.
"Inventory Value" means, at any time of determination, the total value (based on the lower of cost or market) of the Borrower's inventories that are subject to the Bank Security (other than (i) those inventories supplied by trade creditors who at that time have not been fully paid therefore and would have a right to repossess all or part of such inventories if the Borrower were then either bankrupt or in receivership, (ii) those inventories comprising work in process and (iii) those inventories that the Bank may from time to time designate in its sole discretion) minus the total amount of any claims, liens or encumbrances on those inventories having or purporting to have priority over the Bank.
"Letter" means the letter from the Bank to the Borrower to which this Schedule "A" -  Standard Terms and Conditions is attached.
"Letter of Credit" or "L/C" means a documentary letter of credit or similar instrument in form and substance satisfactory to the Bank.
"Letter of Guarantee" or "L/G" means a stand-by letter of guarantee or similar instrument in form and substance satisfactory to the Bank.
"Person" includes any individual, sole proprietorship, corporation, partnership, joint venture, trust, unincorporated association, association, institution, entity, party, or government (whether national, federal, provincial, state, municipal, city, county, or otherwise and including any instrumentality, division, agency, body, or department thereof).
"Purchase Money Security Interest" means a security interest on equipment which is granted to a lender or to the seller of such equipment in order to secure the purchase price of such equipment or a loan to acquire such equipment, provided that the amount secured by the security interest does not exceed the cost of the equipment, the Borrower provides written notice to the Bank prior to the creation of the security interest, and the creditor under the security interest has, if requested by the Bank, entered into an inter-creditor agreement with the Bank, in a format acceptable to the Bank.

"Rate Term" means that period of time as selected by the Borrower from the options offered to it by the Bank, during which a Fixed Rate Term Loan will bear a particular interest rate.  If no Rate Term is selected, the Borrower will be deemed to have selected a Rate Term of 1 year.
"Rate Term Maturity" means the last day of a Rate Term which day may never exceed the Contractual Term Maturity Date.
"Rate and Payment Terms Notice" means the notice sent by the Bank setting out the interest rate and payment terms for a particular drawdown.
"Receivable Value" means, at any time of determination, the total value of those of the Borrower's trade accounts receivable that are subject to the Bank Security other than (i) those accounts then outstanding for 90 days, (ii) those accounts owing by Persons, firms or corporations affiliated with the Borrower, (iii) those accounts that the Bank may from time to time designate in its sole discretion, (iv) those accounts subject to any claim, liens, or encumbrance having or purporting to have priority over the Bank, (v) those accounts which are subject to a claim of set-off by the obligor under such account, MINUS the total amount of all claims, liens, or encumbrances on those receivables having or purporting to have priority over the Bank.
"Receivables/Inventory Summary" means a summary of the Customer's trade account receivables and inventories, in form as the Bank may require and certified by a senior officer/representative of the Borrower.
"US$ Equivalent" means, on any date, the equivalent amount in United States Dollars after giving effect to a conversion of a specified amount of  Canadian Dollars to United States Dollars at the Bank's noon spot rate of exchange for Canadian Dollars to United States Dollars established by the Bank for the day in question.